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                                                                    EXHIBIT 12.1

Kramont Realty Trust

Calculation of ratio of earnings to fixed charges
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                                                                             2003      2002      2001      2000       1999
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
EARNINGS:

 Income from continuing operations before minority interest                 19,121     17,855    17,912    18,256      8,591

 Add:    Distribution from equity investees                                    826        864       793       664        512
         Fixed charges                                                      33,953     36,912    37,732    29,013     11,743

 Less:   Income or loss from equity investees                                 (785)      (722)     (737)     (485)      (238)
         Capitalized interest                                                 (441)      (400)     (448)       --         --
                                                                           --------------------------------------------------

Earnings                                                                    52,674     54,509    55,252    47,448     20,608

FIXED CHARGES:

Interest Expense (includes amortized finance costs & capitalized interest)  33,953     36,912    37,732    29,013     11,743

RATIO OF EARNINGS TO FIXED CHARGES                                            1.55       1.48      1.46      1.64       1.75



Ratio of Earnings to combined fixed charges and preferred stock dividends

EARNINGS:

 Income from continuing operations before minority interest                 19,121     17,855    17,912    18,256      8,591

 Add:   Distribution from equity investees                                     826        864       793       664        512
        Fixed charges                                                       33,953     36,912    37,732    29,013     11,743

 Less:  Income or loss from equity investees                                  (785)      (722)     (737)     (485)      (238)
        Capitalized interest                                                  (441)      (400)     (448)       --         --
                                                                           --------------------------------------------------

Earnings                                                                    52,674     54,509    55,252    47,448     20,608

Combined fixed charges and preferred stock dividends:

Interest Expense (includes amortized finance costs & capitalized interest)  33,953     36,912    37,732    29,013     11,743
Preferred shares dividends - Series B-1 & D                                  6,811      7,083     7,527     4,245         --
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                                                                            40,764     43,995    45,259    33,258     11,743

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS     1.29       1.24      1.22      1.43       1.75

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